FORM 15

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

         Certification and Notice of Termination of Registration under
            Section 12(g) of the Securities Exchange Act of 1934 or
         Suspension of Duty to File Reports Under Sections 13 and 15(d)
                    of the Securities Exchange Act of 1934.

                          Commission File No. 1-11224
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                         South West Property Trust Inc.
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             (Exact name of registrant as specified in its charter)

       5949 Sherry Lane, Suite 1400, Dallas, Texas 75225, (214) 369-1995
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         (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                          Common Stock, $.01 par value
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            (Title of each class of securities covered by this Form)

                                      None
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          (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

 Rule 12g-4(a)(1)(i)             [X]
 Rule 12g-4(a)(1)(ii)            [ ]             Rule 12h-3(b)(1)(ii)    [ ]
 Rule 12g-4(a)(2)(i)             [ ]             Rule 12h-3(b)(2)(i)     [ ]
 Rule 12g-4(a)(2)(ii)            [ ]             Rule 12h-3(b)(2)(ii)    [ ]
*Rule 12h-3(b)(1)(i)             [ ]             Rule 15d-6              [ ]

*South West Property Trust Inc. was merged with and into UDR Western Residential, Inc., a wholly-owned subsidiary of United Dominion Realty Trust, Inc., effective as of 11:59 p.m., December 31, 1996.

Approximate number of holders of record as of the certification or notice date:  1
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

        Pursuant to the requirements of the Securities Exchange Act of 1934, South West Property Trust Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: January 14, 1997                  SOUTH WEST PROPERTY TRUST INC.

                                        BY: UDR WESTERN RESIDENTIAL, INC.

                                        By: /s/ KATHERYN E. SURFACE
                                           -------------------------------
                                           Name: Katheryn E. Surface
                                           Title: Secretary